                                                                      Exhibit 12





               PIEDMONT NATURAL GAS COMPANY, INC. AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
              For Fiscal Years Ended October 31, 1996 through 2000
                    and Twelve Months Ended January 31, 2001
                       (in thousands except ratio amounts)
             ------------------------------------------------------

                                    January 31,
                                       2001          2000          1999          1998          1997          1996
                                     --------      --------      --------      --------      --------      --------

Earnings:
    Net income from
       continuing operations         $ 70,238      $ 64,031      $ 58,207      $ 60,313      $ 54,074      $ 48,562
    Income taxes                       45,455        41,356        37,645        38,807        34,650        30,928
    Fixed charges                      45,960        44,368        37,978        38,415        39,263        37,009
                                     --------      --------      --------      --------      --------      --------
       Total Adjusted Earnings       $161,653      $149,755      $133,830      $137,535      $127,987      $116,499
                                     ========      ========      ========      ========      ========      ========
Fixed Charges:
    Interest                         $ 44,227      $ 42,010      $ 35,911      $ 36,453      $ 36,949      $ 34,511
    Amortization of debt
       expense                            478           465           323           304           346           345
    One-third of rental expense         1,255         1,893         1,744         1,658         1,968         2,153
                                     --------      --------      --------      --------      --------      --------
       Total Fixed Charges           $ 45,960      $ 44,368      $ 37,978      $ 38,415      $ 39,263      $ 37,009
                                     ========      ========      ========      ========      ========      ========
Ratio of Earnings to Fixed
    Charges                              3.52          3.38          3.52          3.58          3.26          3.15
                                     ========      ========      ========      ========      ========      ========